Exhibit 99.2

COASTAL BANKSHARES, INC. PROXY BALLOT

TO VOTE BY PROXY: Complete, sign and date your proxy ballot below and return it by mail or hand delivery to: Coastal Bankshares, Inc., 18 West Bryan Street, Savannah, Georgia 31401, Attention: Kate Rott. If mailing, you may use the enclosed postage-paid envelope. You may also fax your proxy to the attention of Kate Rott at 912-236-3373.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON                      , 2014

The undersigned hereby appoints G. Mike Odom, Jr. and Aron G. Weiner, or either of them, as Proxies, each with full power of substitution, and hereby authorizes them or either of them to represent and to vote, as designated below, all shares of Coastal Bankshares, Inc. stock, which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held at                  located at                 , on                 , 2014 at     :     a.m., local time, and at any adjournments of the Special Meeting, upon the proposals described in the accompanying Notice of the Special Meeting and the Proxy Statement/Prospectus relating to the Special Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE

FOR ALL PROPOSALS.

Proposal 1: Agreement and Plan of Merger. To approve the Agreement and Plan of Merger dated as of March 10, 2014, by and between Ameris Bancorp and Coastal Bankshares, Inc., as may be amended from time to time, and the transactions contemplated thereby.

☐ For	☐ Against	☐ Abstain

Proposal 2: Adjournment of Special Meeting. To authorize management of Coastal Bankshares, Inc. to adjourn the Special Meeting to another time and date in order to solicit additional proxies or attendance at the Special Meeting.

☐ For	☐ Against	☐ Abstain

Proposal 3: To transact such other business as may properly come before the Special Meeting.

☐ For	☐ Against	☐ Abstain

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction to the contrary is indicated, it will be voted FOR each Proposal. Discretionary authority is hereby conferred as to all other matters which may properly come before the Special Meeting.

If stock is held in the name of more than one person, all holders must sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature(s) of Shareholder(s) of Record

[LABEL]
Print Name(s) of Shareholders(s) of Record

Date: , 2014
(Be sure to date your Proxy)

I WILL                  WILL NOT                  ATTEND THE SPECIAL MEETING OF SHAREHOLDERS.